PRESS RELEASE
FOR RELEASE AUGUST 2, 2012 AT 5:00 P.M.

For More Information Contact
Thomas K. Sterner
(410) 539-1313
Fraternity Community Bancorp, Inc.

FRATERNITY COMMUNITY BANCORP, INC. REPORTS RESULTS FOR
THE QUARTER ENDED JUNE 30, 2012

    Fraternity Community Bancorp, Inc. (OTCBB:FRTR), the holding company for Fraternity Federal Savings and Loan Association, today announced that it earned net income of $102,400 for the quarter ended June 30, 2012, as compared to net income of $23,600 for the same quarter in 2011. The increase in net income between the periods was primarily due to an increase in net interest income of $197,100 or 21.8%.  This was due to a large decrease in interest expense, due to the combination of lower average balances of interest bearing liabilities and the ability to take advantage of declining interest rates to reprice maturing certificates of deposit and Federal Home Loan Bank advances at lower rates. Total noninterest income increased by $71,000, or 68.4%, from $103,900 for the three months ended June 30, 2011 compared to $174,900 for the three months ended June 30, 2012.  The increase was primarily due to an increase of $66,400, or 139.3%, in the gain on sale of investments during the three months ended June 30, 2012 compared to the three months ended June 30, 2011. Total noninterest expenses increased by $35,500, or 3.6%, from $996,300 for the three months ended June 30, 2011 to $1.0 million for the three months ended June 30, 2012. The increase primarily was attributable to an increase in legal fees and salaries and employee benefits.  Provision for loan and lease losses increased by $104,700, from $500 for the three months ended June 30, 2011 to $105,200 for the three months ended June 30, 2012.  Provision for income taxes increased by $49,000, from an income tax benefit of $13,000 for the three months ended June 30, 2011 to an income tax expense of $36,000 for the three months ended June 30, 2012.

    For the six month period ended June 2012, net income of $154,600 was reported, as compared to a net loss of $57,100 for the same period in 2011. The increase in net income between the periods was primarily due to an increase in net interest income of $538,500 or 31.9%.  This was due to a large decrease in interest expense, due to the combination of lower average balances of interest bearing liabilities and the fact we were able to take advantage of declining interest rates to reprice maturing certificates of deposit and Federal Home Loan Bank advances at lower rates. Total noninterest income increased by $89,100, or 56.1%, from $159,000 for the six months ended June 30, 2011 compared to $248,100 for the six months ended June 30, 2012.  The increase was primarily due to an increase of $66,400, or 139.3%, in the gain on sale of investments during the six months ended June 30, 2012 compared to the three months ended June 30, 2011. Total noninterest expenses increased by $158,400, or 8.2%, from $1.9 million for the six months ended June 30, 2011 to $2.1 million for the six months ended June 30, 2012. The increase primarily was attributable to an increase in legal fees and salaries and employee benefit.  Provision for loan and lease losses increased by $117,700, or 194.6% from $60,500 for the six months ended June 30, 2011 to $178,200 for the six months ended June  30, 2012.  Provision for income taxes increased by $139,700, or 148.8%, from an income tax benefit of $93,900 for the six months ended June 30, 2011 to an income tax expense of $45,800 for the six months ended June 30, 2012.

    At June 30, 2012, total assets decreased by $503,000 to $174.8 million at June 30, 2012 from $175.3 million at December 31, 2011.  The decrease in assets for the six months ended June 30, 2012 was due mainly to a $6.1 million decrease in our investment portfolio from $39.3 million at December 31, 2011 to $33.2 million at June 30, 2012, offset, in part, by a $5.6 million increase in cash and cash equivalents from $14.9 million at December 31, 2011 to $20.5 million at June 30, 2012.  In addition, loans receivable, net, decreased $1.8 million, from $111.9 million at December 31, 2011 to $110.1 million at June 30, 2012.  Other real estate owned increased from $0 at December 31, 2011 to $1.7 million at June 30, 2012. This was as a result of one speculative construction loan and one speculative land loan previously reported as non-accrual loans being foreclosed upon during the quarter.

    Non-accrual loans totaled $2.6 million at June 30, 2012 compared to $3.8 million at December 31, 2011.  Net loan charge-offs amounted to $178,300 during the six months ended June 30, 2012, compared to $110,500 during the six months ended June 30, 2011. As of June 30, 2012, non-accrual loans included one lot loan totaling $112,000, thirteen owner-occupied one-to-four family residential loans totaling $1.7 million, six non-owner-occupied one-to-four family residential loans totaling $474,300 and three home equity lines of credit totaling $323,500. At June 30, 2012 and December 31, 2011, the allowance for loan losses was $1.25 million, or 1.12%, and 1.10% respectively, of the total loan portfolio.

    The Company’s consolidated stockholder’s equity, all of which is tangible, was $30.3 million at June 30, 2012 compared to $30.1 million at December 31, 2011. From a regulatory perspective, the bank remains well capitalized with a tier one leverage ratio, tier one risk based capital ratio and total risk based capital ratio of 13.63%, 24.26% and 25.51%, respectively, as compared to 13.50%, 25.21% and 26.46%, respectively for the same measures as of December 31, 2011.

    Fraternity Community Bancorp, Inc. is the holding company for Fraternity Federal Savings and Loan Association, founded in 1913. The Bank is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland.

FORWARD-LOOKING STATEMENTS

    This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

Fraternity Community Bancorp, Inc.

Balance Sheets
	(Unaudited)
	June 30, 2012	December 31, 2011
ASSETS	(in thousands)	(in thousands)

Cash and due from banks	$729	$1,034
Interest-bearing deposits in other banks	19,815	13,889
Investment Securities	33,155	39,257
Loans, Net	110,106	111,925
Other Real Estate Owned	1,694	0
Other Assets	9,329	9,226
Total Assets	$174,828	$175,331

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$119,734	$121,200
Advances from the Federal Home Loan Bank	22,500	22,500
Advances by borrowers for taxes and insurance	1,667	831
Other Liabilities	648	683
Total Liabilities	144,549	145,214
Stockholders' Equity	30,279	30,117
Total Liabilities & Stockholders' Equity	$174,828	$175,331

STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Interest Income
Loans	1,443	1,465	2,911	2,928
Investment securities	259	271	535	469
Other	14	13	26	25
Total Interest Income	1,716	1,749	3,472	3,422

Interest Expense
Deposits	445	623	907	1,291
Borrowings	171	223	340	444
Total Interest Expense	616	846	1,247	1,735

Net Interest Income	1,100	903	2,225	1,687

Provision for Loan Losses	105	--	178	61

Net Interest Income after Provision for Loan Losses	995	903	2,047	1,626

Noninterest Income	175	104	248	159
Noninterest Expense	1,032	996	2,095	1,936

Net Income/(Loss) Before Income Taxes	138	11	200	(151)

Income Tax Expense (Benefit)	36	(13)	46	(94)

Net Income/(Loss)	102	24	154	(57)